REICH & TANG, INC.
                                 100 Park Avenue
                            New York, New York 10017

                                                                 January 2, 1985

Reich & Tang Equity Fund, Inc.
100 Park Avenue
New York, New York 10017

Gentlemen:

     In connection with our purchase of 10,000 shares of Reich & Tang Equity Fund, Inc. common stock for a cash consideration of ten dollars ($10.00) per share, this will confirm that we are buying such shares for investment for our own account only, and not with a view to reselling or otherwise distributing them.

REICH & TANG, INC.
/s/ Bernadette N. Finn
    Bernadette N. Finn
    Vice President